Exhibit 99.1

NEWS

For Release November 19, 2004 at 1:05 p.m. PST:

WJ Communications Announces Resignation of Board Member

November 18, 2004 - San Jose, CA - WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced that Stavro E. Prodromou, Ph.D. has tendered his resignation as a member of the Company’s Board of Directors for personal reasons.

“I have enjoyed working on WJ’s board and I wish the Company success in their future endeavors,” commented Dr. Prodromou.

“We appreciate the valuable service that Stav has provided to us and we wish him well,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications.  “Recently we added significant experience to our board with the appointment of Catherine P. Lego and we also plan to fill this vacancy in the coming months with another board appointment.”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to an RF semiconductor company and in the long term, the Company’s ability to utilize its cash effectively, the Company’s ability to successfully integrate acquired operations and achieve performance targets including the ability to maintain or improve gross margins, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.